Exhibit 10.24

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

REVISED

April 5, 2018

Mary Beth Dooley

____________

____________

Re: Employment Letter Agreement

Dear Mary Beth,

I am delighted to provide you with the terms and conditions of your employment by Synlogic, Inc., a Delaware corporation (the “Company”). We were all very impressed with your candidacy and think you would make an excellent addition to our team.

1.
Position. Your initial position will be Associate Director, Financial Analyst at the Associate Director level. In addition to performing duties and responsibilities associated with your position, from time to time the Company may assign you other duties and responsibilities consistent with such position. Your principal place of employment will be at the Company’s corporate offices in Cambridge, Massachusetts.

2.
Response and Start Date. This offer of employment will expire within 5 business days. Please do not hesitate to contact me if you have any questions about these terms and conditions, or if I can provide any further information.

It is expected that your employment will start on June 4, 2018 or such other later date as you and the Company may mutually agree (the “Start Date”).

3.
Nature of Relationship; Status.
(a)
You are employed at will. No provision of this Agreement will be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason upon written notice to the other party as set forth herein.

(b)
You will be expected to devote the necessary full time business time and energies to the business and affairs of the Company in order to perform your duties. You will perform the foregoing services at the principal office of the Company, or at any other location mutually agreed upon by you and the Company.

4.
Compensation.

(a)
Base Salary. Your initial base salary will be at the rate of $150,000 per annum, which will be prorated for any partial year, month or week.

(b)
Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts.

(b)
Bonus Opportunity. Your bonus target is fifteen percent (15%). Bonus payments are completely discretionary. Under the currently approved Synlogic Non-Executive Bonus Program payouts typically range from 0 – 150% of target based on the achievement of, or progress toward, individual, departmental and/or corporate objectives and goals, as reasonably determined by the Board of Directors (the “Board”). The Bonus Program can be reviewed at any time at the discretion of the Board. We aim to pay for performance and strive for transparency in our compensation programs. It is therefore important to note that typically an individual, or the company or both will have to exceed some or most goals for an employee to receive a payout at, or above, the target percentage.

To be eligible for any such bonus for a given Fiscal Year, your Start Date must be before November 1 in that Fiscal Year and you must be employed by the Company in good standing at the time such bonus is awarded. The bonus, if any, will be pro-rated from the Start Date.

(c)
Equity. Subject to the terms of the Company’s then applicable equity incentive plan (“Incentive Plan”) and form of option agreement, and subject to approval by the Board of Directors of the Company, you will be granted an option to purchase an aggregate of five thousand (5,000) shares of the Common Stock on the date of the grant, intended to qualify as an “incentive stock option” to the to the maximum extent allowed under Section 422 of the Internal Revenue Code. The option will vest as to one-fourth (1/4th) of the shares on the first anniversary of the Start Date, and the remainder will vest one-forty-eighth (1/48th) per month thereafter. All tax consequences resulting from the grant, vesting, or exercise of the option to or by you, or from the disposition by you of such shares of Common Stock, will be your responsibility.
(d)
Sign-on Bonus: Sign-On: You will be entitled to receive a separate sign-on bonus of twenty thousand ($20,000). The sign-on bonus will be payable within two payroll cycles after your start date. You will be required to repay any such sign-on bonuses in full within 30 days if your employment is terminated within 24 months of your date of hire by the Company for Cause or by you for any reason.

4.
Benefits.

(a)
Vacation. You will be eligible for three (3) weeks paid vacation on top of the standard Massachusetts holidays. Vacation eligibility will accrue at a rate of ten (10) hours per month of service, and up to five (5) unused vacation days may be carried over from one year to the next year.

(b)
Benefits. You will be eligible to participate in the benefits provided by the Company to its employees. Please note that where any particular benefit is governed by a formal plan document, your eligibility and coverage will be determined by such document, and the Company may change its benefit offerings from time to time in its discretion to meet its business needs. The Company retains the right to change, add or cease any particular benefit.

5.
Confidentiality, Inventions and Non-Competition. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Non- Solicitation, Invention and Non-Disclosure Agreement substantially in the form of Attachment A- 1 to this letter (the “Related Agreement”).

6.
Use of Name or Likeness. You hereby authorize the Company to use, publish, and copyright all or part of my name, voice, picture, portrait, and likeness as the Company may decide in its sole discretion, in all media and types of advertising for any product or service or for any other lawful purpose, without review by me.

7.
General.

(a)
Entire Agreement. This letter, together with the Related Agreement, will constitute our entire agreement as to your employment by or consultancy for the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)
Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid (iv) sent by facsimile, electronic mail or electronic PDF transmission, in each case with confirmation retained. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered mail, on the fifth business day following the day such mailing is made or (iv) when confirmation is received, if sent by facsimile or electronic transmission.

(c)
Modifications or Amendments. The terms and provisions of this letter may be modified or amended only by written agreement executed by the parties hereto.

(d)
Waivers and Consents. The terms and provisions of this letter may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this letter, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)
Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this letter without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f)
Benefit. All statements, representations, warranties, covenants and agreements in this letter will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this letter will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third party beneficiary of this letter.

(g)
Governing Law. This letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the internal law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h)
Jurisdiction; Venue and Service of Process. Any legal action or proceeding with respect to this letter will be brought in the courts of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts). By execution and delivery of this letter, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)
WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j)
Counterparts. This letter may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and the Related Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company.

Sincerely, SYNLOGIC, INC.

By: /s/ Adam J. Thomas

Name: Adam J. Thomas

Title: Chief Human Resources Officer

Accepted and Approved:

/s/ Mary Beth Dooley

Name: Mary Beth Dooley

Date: 4/11/2018